Exhibit 10.102

Acknowledgement and Amendment to the Sale Purchase and Investment Agreement between

Vanguard Holdings S.r.l., a limited liability company (società a responsabilità limitata) incorporated under the laws of Italy, having its registered office in Milan (Italy), at Via Carducci No. 36, registered with the Companies’ Register of Milan – Monza Brianza - Lodi under No. 14392390960, duly represented by its sole Director, Mr. Alessandro Zamboni (“HoldCo”);

and

Alessandro Zamboni, an Italian citizen, born in Turin (Italy), on September 20, 1978, Italian tax code ZMBLSN78P20L219K (“AZ”);

on the one side

and

Nuburu Inc., a company incorporated under the Laws of Delaware (United Stated of America), having its registered office in 44 Cook Street, Suite 100, Denver, CO 80206, United States of America, registered with the State of Delaware under No. 7992754, whose shares are listed on the New York Stock Exchange, duly represented by Dario Barisoni, as Co-CEO (“Nuburu”);

and

Nuburu Defense LLC, a company incorporated under the Laws of Delaware (United Stated of America), having its registered office in 44 Cook Street, Suite 100, Denver, CO 80206, United States of America, registered with the State of Delaware duly represented by Dario Barisoni, as CEO (“Nuburu Defense”);

on the other side

(HoldCo, AZ, Nuburu and Nuburu Defense, jointly, the “Parties” and each a “Party”).

RECITALS

(A)
Orbit S.r.l. is a limited liability company (società a responsabilità limitata) incorporated under the laws of Italy, having its registered office in Milan, at Via Giosuè Carducci, No.

36, registered with the Companies’ Register of Milan – Monza Brianza - Lodi under No. 13555410961 (“Orbit” or the “Company”). Orbit is a software company which operates in the software sector specializing in operational resilience, business continuity, and crisis management for mission-critical organizations;

(B)
On 31 October 2025, HoldCo and AZ, on the one side, and Nuburu and Nuburu Defense,

on the other side, entered into a sale purchase and investment agreement having as object the investment in and the acquisition of the Company by Nuburu Defense (the “SPIA”).

(C)
Pursuant to Paragraphs 5.2 and 6.3 of the SPIA, Nuburu, on behalf of Nuburu Defense:

(a) on 31 October 2025, subscribed and paid up a portion of the Capital Increase (as defined in the SPIA), resolved upon by Orbit and offered for subscription by Orbit to Nuburu Defense, for an amount equal to the Initial Investment (as defined in the SPIA) by means of the conversion into capital and premium of the entire amount of the Initial Investment; and (b) paid the entire amount of the Advance Payment (as defined in the SPIA).

(D)
On 9 January 2026, Nuburu on behalf of Nuburu Defense subscribed and paid up a portion of the Capital Increase for an amount equal to a total amount of Euro 1,731,601.73 (equal to USD 2,000,000) at the exchange rate USD:EUR registered on 30 October 2025), of which Euro 160.00 as nominal value and Euro 1,731,441,73 as premium, and as a result Nuburu Defense ha obtained an overall equity interest in the Company representing about the 21.875% of its corporate capital.

(E)
Pursuant to Paragraph 5.1.3 of the SPIA, as a consequence of the holding by Nuburu

Defense of a stake representing at least the 20% of the corporate capital of the Company, the quotaholders’ meeting of the Company resolved upon (i) the approval of the new by-laws granting Nuburu Defense with certain governance rights; and (ii) the appointment of the corporate bodies in compliance with the amended by-laws of the Company. By virtue of the resolutions set forth above, Nuburu Defense controls the Company , in accordance with the applicable laws and regulations.

(F)
Further to certain discussions and preliminary agreements among the Parties, the Consideration in Kind (as defined in the SPIA) to be paid by Nuburu /Nuburu Defense to acquire the entire corporate capital of the Company, will be satisfied through No. 50,000,000 (fifty million) (to be considered as a fixed and invariable amount) of Nuburu Common Stocks (as defined in the Paragraph 2.1 below), in lieu of a certain number of Nuburu Preferred Shares. To this purpose, also in compliance with the related party transaction laws and regulations applicable to Nuburu, on 6 and 9 February 2026, respectively, the Audit Committee and the Board of Directors of Nuburu adopted written resolutions (unanimous written consents) with respect to the execution of an amendment agreement to reflect the above discussions and preliminary agreements.

(G)
In light of the above, by means of this agreement (the “Amendment”), the Parties intend to amend certain provisions of the SPIA in relation to (i) the aforesaid mod amendments concerning the Consideration in Kind, and (ii) other minor amendments.

(H)
Unless otherwise defined herein, terms in capital letters in this Amendment shall, where the context so admits, bear the same respective meanings set out under the SPIA.

Now, therefore, the Parties, intending to be legally bound, hereby agree as follows:

1.
Amendment to the headings and to Paragraph 21.1 (Notices) of the SPIA
1.1
The Parties agree and acknowledge that:
(a)
the headings of the SPIA shall be replaced by the followings:

“Nuburu Inc., a company incorporated under the Laws of Delaware (United Stated of America), having its registered office in ~~Centennial (CO)~~ 44 Cook Street, Suite 100, Denver, CO 80206, United States of America, ~~at 7442 Tucson Way, Suite 130, Denver~~ registered with the State of Delaware under No. 7992754, whose shares are listed on the New York Stock Exchange, duly represented by Dario Barisoni, as Co-CEO (“Nuburu”);

and

Nuburu Defense LLC, a company incorporated under the Laws of Delaware (United Stated of America), having its registered office in 44 Cook Street, Suite 100, Denver, CO, 80206, United States of America ~~in Wilmington, United States of America, at 1209 Orange Street~~, registered with the State of Delaware duly represented by Dario Barisoni, as CEO (“Nuburu Defense”);”

(b)
Paragraph 21.1 (Notices), lett. (c) and (d) shall be replaced by the following:

“(c) if to Nuburu, at:

44 Cook Street, Suite 100 Denver, CO 80206 (USA)

~~7442 S Tucson Way, Suite 130~~

~~Centennial, CO 80112 (USA)~~

Dario.barisoni@nuburu.net

(d) if to Nuburu Defense, at: 44 Cook Street, Suite 100 Denver, CO 80206 (USA)

Dario.barisoni@nuburu.net”

2.
Amendment to Paragraph 1 (Definitions) of the SPIA
2.1
Taking into consideration the amendment to Paragraph 6.4 (Consideration in Kind) set forth under Paragraph 3 below, Paragraph 1.1 shall be amended as follows:

“(xv) “~~Preferred~~Common Stocks” mean the ~~class~~ common stock from time to time issued by Nuburu and listed on the New York Stock Exchange (NYSE)~~the following main rights and features: (i) voting rights at a ratio of 5:1 vis-à-vis the common share; (ii) full ratchet anti-dilution protection, if and to the extent applicable; and (iii) convertibility into~~

~~common shares on a one-to-one (1:1) basis, to be determined in detail in accordance with the provisions set forth hereto~~.

“~~(xvi) “Preferred Shares Value per Share” means the value attributed to each Preferred Share to be determined according to the best market practices and referring to a fixed period to be set taking into account the best market practice (and in any case of maximum 180 trading days) , as agreed by the Parties pursuant to the previsions set forth under this Agreement”~~.

2.2
In light of the amendments set forth in this Amendment, all references in the SPIA to “Preferred Share” or “Preferred Shares” (whether in singular or plural form) shall be deemed to refer to and mean “Common Stock” or “Common Stocks”, as the case may be, and shall be construed accordingly.
3.
Amendment to Paragraph 6.4 (Consideration in Kind) of the SPIA
3.1
The Parties acknowledge and agree that the Consideration in Kind to be paid within the 31 December 2026, shall be paid through the assignment and transfer to HoldCo by Nuburu of a No. 50,000,000 (fifty million) of Common Stoks as Consideration in Kind. It being understood and agreed upon by the Parties that the number of Common Stocks above mentioned has to be considered fixed and invariable.
3.2
In light of the above, Paragraph 6.4 shall be amended as follows:

“6.4.1 Nuburu Defense shall acquire (and HoldCo shall sell and transfer to Nuburu Defense) the Remaining Quota, free and clear of any Encumbrances, through the issuance, assignment and transfer by Nuburu to HoldCo (or, in any case, through the assignment and transfer to HoldCo) of No. 50,000,000 (fifty million) (the “Common Stocks Payment”) as consideration in kind. It being understood and agreed upon by the Parties that the number of Common Stocks above mentioned has to be considered fixed and invariable ~~number Preferred~~ . ~~and to be calculated by applying the following formula and Nuburu shall communicate to HoldCo the number of the Preferred Shares as determined above within 10 (ten) Business Days from the date of the resolution of HoldCo shareholders’ meeting pursuant to the following Paragraph 0:~~

~~8,750,000.00~~

~~No. Preferred Shares:~~

~~Preferred Shares Value per Share~~

~~6.4.2 It being understood that should the application of the above formula results in a non-whole number of Preferred Shares, any fractional entitlement shall be settled in cash, of an amount to be determined on the basis of the Preferred Shares Value per Share.~~

6.4.~~3~~2 For the purpose of the issuance (if any) and assignment and transfer of the Common Stocks Payment~~Preferred Shares~~, Nuburu hereby undertakes to perform all the necessary actions and fulfilment according to the applicable Law and regulations, as soon as possible after the date hereof and, in any event, ~~in~~ due time before the Closing Date: (a) to ensure that by 31 July 2026 the shareholders’ meeting of Nuburu will be held to resolve upon the approval of the issuance (where necessary) and the assignment and transfer to HoldCo of the Common Stocks Paymentas Consideration in Kind and (b) to perform all necessary or appropriate acts, formalities and procedures, related, instrumental and consequential to such resolution (including, without limitation, obtainment of any consent, authorization or approval by any corporate bodies and/or Authority required and completion of any registration or filing, pursuant to any applicable Laws or regulations). In particular, it being understood that, from the Execution Date, Nuburu undertakes to:

(i)
promptly initiate and diligently carry out all necessary and/or appropriate acts and activities aiming at the issuance (if any), assignment and transfer of the Common Stocks Payment~~Preferred Shares~~, including preparatory documents and actions, internal approvals and resolutions, advise and/or assessment of an independent expert (if any)and any legal, corporate, or regulatory formalities and fulfilment required under applicable Laws and the Nuburu’s by-laws;
(ii)
keep HoldCo and AZ promptly and timely informed (HoldCo and AZ about the status of fulfilment of any undertakings, procedure and/or obligations under this Paragraph 0.

6.4.~~4~~3 In the event that the shareholders’ meeting of Nuburu does not approve, for any reason whatsoever, the issuance (if any) of the Common Stocks Payment ~~Preferred Shares~~ as set forth in this Agreement, the Parties undertake to cooperate in good faith and use their best effort to define, negotiate and implement an alternative solution that enables Nuburu to pay the Consideration in Kind by issuing and assigning to HoldCo securities or other equivalent or similar financial instruments of Nuburu (e.g. promissory notes). The Parties shall use all reasonable efforts to reach such solution promptly and, in a manner, consistent with applicable Laws and regulations, as well as the spirit and principles set forth under this Agreement. In such a case, it being understood among the Parties that all the provisions, contained in this Agreement and particularly in this Paragraph6.4, referred to the Common Stocks Payment~~Preferred Shares (including without limitation, those relating to the formula to determine the number of the Preferred Shares and the carrying out of the related corporate activities and related obligations)~~ shall apply mutatis mutandis to the such alternative securities. Accordingly, the Parties expressly undertake and commit to cooperate in good faith to determine the value of such alternative securities, as well as the corresponding number of such securities, ensuring that such determination is carried out promptly, transparently, and in accordance with any applicable valuation methodologies and principles agreed upon by the Parties”.

4.
Provisions relating to the SPIA
4.1
Except for the amendments set forth under this Amendment, the terms and conditions of the SPIA (as well as all of the Schedules therein attached) are hereby confirmed and shall remain in full force and effect in accordance with the provisions set out thereunder without any novation effect. The SPIA and this Amendment shall be read and construed as one document and this Amendment shall be considered to be part of the SPIA.

4.2
If any of the provisions of this Amendment are inconsistent with or in conflict with any of the provisions of the SPIA then, to the extent of any such inconsistency or conflict, the provisions of this Amendment shall prevail between the Parties.
5.
Miscellanous
5.1
No modification of or amendment to this Amendment shall be valid unless made in writing and signed by all Parties. Any waiver of any term or condition of this Amendment must be in writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Amendment.
5.2
All notices to be served pursuant to any of the provisions of this Amendment shall be duly made if made, delivered or sent in accordance with Paragraph 21 (Notices) (as amended in this Amendment) of the SPIA.
6.
Governing Law and Jurisdiction
6.1
This Amendment shall be exclusively governed and construed in accordance with the laws of the Republic of Italy.
6.2
All disputes arising out of or in connection with this Amendment shall be submitted to exclusive jurisdiction of the Court of Milan pursuant to Paragraph 25 of the SPIA.